United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 16, 2015

Date of Report (Date of earliest event reported)

WINS FINANCE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	333-204074	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1F, Building 7 No. 58 Jianguo Road, Chaoyang District Beijing 100024, People’s Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: +86-10-8225-5118

N/A ___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, the Board of Directors (the “Board”) of Wins Finance Holdings Inc., a Cayman Islands company (“Company” or “we”), voted to increase the monthly compensation of Jianming Hao, the Company’s Chief Executive Officer, from $13,000 to $50,000, effective January 1, 2016.

On December 29, 2015 the Board appointed Harry Yunfei Gu to serve as the Company’s Co-President. Mr. Gu has served as Vice President of the Company since October 2015. From September 2014 to October 2015, he served as Vice President and Assistant to the Chief Executive Officer of Sino Mercury Acquisition Corp. From 2011 to the end of 2013, Mr. Gu served as a Senior Manager in International Innovation and Global Business Process Department of the Wal-Mart Arkansas Home Office and Supply Chain Strategy and Planning Department of Wal Mart’s China Headquarters. From January 2007 to the end of 2009, Mr. Gu was a Business Manager in the largest Chinese logistics property developer, Baowan Logistics. From 2005 to May 2006, Mr. Gu was the founder of Canada Hanmei International Co., an international trade company with responsibility for overseas outsourcing and international trade consulting. From 2004 to 2005, Mr. Gu served as a purchase administrator in GE Appliance Canada for four purchasing managers and the purchase director. Prior to that, Mr. Gu served as a South China Region Marketing and Sales Manager in Kerry EAS Logistics Group.

Mr. Gu obtained his Bachelor of Economics from Nankai University and his MBA Degree in supply chain management and finance from the Sam Walton College of Business in University of Arkansas.

The Company is paying Mr. Gu $10,000 per month for his services to the Company. The Company has not entered into an employment agreement with Mr. Gu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 30, 2015

WINS FINANCE HOLDINGS INC.

By: /s/ Amy He

Name: Amy He

Title: Chief Financial Officer